UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 8, 2008

RALCORP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Missouri	1-12619	43-1766315
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 Market Street, Suite 2900, Saint Louis, MO	63101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	314-877-7000

____________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Only the items indicated below are covered by this report.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2008, Ralcorp Holdings, Inc. (“Ralcorp”) announced the appointment of Stephen Van Tassel as Corporate Vice President and President of Post Foods, effective immediately.  Mr. Van Tassel previously worked at Kraft Foods Inc. (“Kraft”) and joined Ralcorp upon the acquisition of Post Foods from Kraft on August 4, 2008.  A press release announcing the appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Mr. Van Tassel’s compensation terms have been amended to include an annual base salary of $350,000 and an annual cash bonus target goal of 50% of base salary.  Mr. Van Tassel will also be eligible for a cash bonus opportunity up to $1.2 million, as provided in the Ralcorp Long Term Cash Incentive Award Agreement (the “Incentive Agreement”).  The entire incentive opportunity would be payable if the price of Ralcorp’s common stock ($.01 par value) reaches and maintains an average closing price of at least $85 for twenty consecutive trading days between June 1, 2010 through December 30, 2010 (the “Target Period”).  The award would be paid at reduced levels if the average share price is between $80 and $84.99 but less than $85 for twenty consecutive trading days during the Target Period.  If the award is not paid by December 30, 2010 it expires unless extended in the event of a pending change in control.

In the event of a change in control, any award under the Incentive Agreement will be payable at 100% of the incentive opportunity if the price of the stock is at least $85 at the occurrence of a change in control; or at 50% of the incentive opportunity if the price of the stock is less than $85 at the occurrence of a change in control.  The incentive would vest at 100% upon Mr. Van Tassel’s death or total and permanent disability.  In the event Mr. Van Tassel voluntarily terminates his employment prior to December 30, 2010, the award would terminate and no amounts would be payable thereunder. In the event he is involuntarily terminated, other than for cause, the award would be paid only if the termination occurred during the Target Period and the threshold for payment had been met at the time of termination.

In addition, upon his appointment, Ralcorp granted Mr. Van Tassel 25,000 stock appreciation rights (“SAR”) under Ralcorp’s Amended and Restated 2007 Incentive Stock Plan Agreement.  One third of the SAR awards become exercisable on October 8 in the following years:  2011, 2012, and 2013 at an exercise price of $65.45.  The terms of the SAR awards are substantially as set forth in Exhibit 10.1 to the Form 8-K filed on October 1, 2008 and incorporated herein by reference.  Mr. Van Tassel will also enter into the Ralcorp Management Continuity Agreement for Corporate Officers, the terms of which are described in the Company’s most recent proxy statement.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1	Press Release dated October 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RALCORP HOLDINGS, INC.
(Registrant)

Date:	October 14, 2008	By: /s/ T. G. Granneman
T. G. Granneman
Duly Authorized Signatory and
Chief Accounting Officer

EXHIBITS

Exhibit	Description

99.1	Press Release dated October 8, 2008.